SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                                                   SPARX FUNDS TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

360 Madison Avenue

New York, New York 10017

Telephone Number (including area code): (212) 452-5000

Name and address of agent for service of process:

James W. Cox, Esq.
c/o SPARX Investment & Research, USA, Inc.
360 Madison Avenue
New York, New York 10017

copy to:

Janna Manes, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  /X/      No  / /

SIGNATURE

           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 25th day of August, 2003.

SPARX FUNDS TRUST By: /s/ Eugene L. Podsiadlo Name: Eugene L. Podsiadlo Title: President